Exhibit 99.4

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors

Energy XXI (Bermuda) Limited

1021 Main (One City Centre), Suite 2626

Houston, Texas 77002

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 11, 2014, to the Board of Directors of Energy XXI (Bermuda) Limited (“EXXI”) as Annex C to, and reference thereto under the headings “SUMMARY — The Meetings — Opinion of EXXI’s Financial Advisors — Citigroup Global Markets Inc.” and “THE MERGER — Opinion of EXXI’s Financial Advisors — Citi” in, the joint proxy statement/prospectus relating to the proposed merger involving EXXI and EPL Oil & Gas, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of EXXI (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

April 1, 2014